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                                                                   Exhibit 10.27




                       ALLEGHENY TECHNOLOGIES INCORPORATED

                      EXECUTIVE DEFERRED COMPENSATION PLAN

                   as amended and restated as of July 9, 1994,
            further amended and restated as of December 31, 1998 and
               further amended and restated as of December 7, 1999



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1    Purpose. The Allegheny Technologies Incorporated Executive Deferred
Compensation Plan, formerly known as the Allegheny Teledyne Incorporated Executive Deferred Compensation Plan which in turn was the successor to the Teledyne, Inc. Executive Deferred Compensation Plan, is an unfunded plan maintained for the purpose of providing deferred compensation for a select group of management or highly compensated employees, within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

2    Definitions.

         2.1 "Account" shall mean the bookkeeping account maintained by the Committee for each Participant that is credited with (1) the portion of the Participant's Salary that he elects to defer, (2) the portion of the Participant's Bonus that he elects to defer, (3) portions of the Participant's account balance under the Prior Plan and (4) earnings on such amounts.

         2.2 "Beneficiary" shall mean the Participant's spouse or, if the Participant has no spouse or the spouse consents in writing in the presence of a notary public, the person or persons, trustee, or other legal entity or entities last designated by the Participant on a form substantially as set forth in Exhibit "A" attached hereto to receive the benefits specified hereunder in the event of the Participant's death. If the Participant has not designated a beneficiary or if no person designated as a beneficiary survives the Participant, the payment of the Participant's benefits under this Plan following his death shall be made (a) to the Participant's spouse, if living, (b) if his spouse is not then living, to his then living issue by right of representation,
(c) if neither his spouse nor his issue are then living, to his then living parents, or (d) if none of the above are then living, to his estate. Notwithstanding the foregoing, the Beneficiary of an Insurable Participant under the Plan must be the same as the beneficiary designated with respect to the benefit provided under Article 8 hereof if the Insurable Participant dies prior to his Payment Eligibility Date.

         2.3 "Bonus" shall mean the award or awards payable (i) under the Allegheny Technologies Incorporated Annual Incentive Plan (or the comparable annual incentive plan of a subsidiary, if applicable, and any predecessor or successor program to any such annual incentive plan) or (ii) as a special bonus under a written employment agreement between the Company or a subsidiary and a Participant.

         2.4 "Code" shall mean the Internal Revenue Code of 1986, as amended.

         2.5 "Committee" shall mean the administrative committee appointed pursuant to Section 9.1 of the Plan.

         2.6 "Company" shall mean Allegheny Technologies Incorporated, a Delaware corporation, and any corporation which is a subsidiary of the corporation (within the meaning of

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Code Section 424(f)) of Allegheny Technologies Incorporated, unless the context requires otherwise.

         2.7 "Compensation" shall mean the Salary and Bonus paid by the Company to a Participant.

         2.8 "Director of Human Resources" shall mean the Director, Human Resources Administration - Pension and Benefits of Allegheny Technologies Incorporated located at 1000 Six PPG Place, Pittsburgh, Pennsylvania 15222-5479 or such other person as the Committee may from time to time designate.

         2.09 "Effective Date" shall mean September 1, 1994.

         2.10 "Eligible Employee" shall mean:

                  2.10.1 For a Plan Year other than the Plan Years described in Sections 2.10.2, 2.10.3 and 2.10.4, each employee of the Company who:
         (a) as of December 1 of the preceding Plan Year holds the title of president of an operating company; or (b) received Compensation during the preceding Plan Year at least equal to $100,000.

                  2.10.2 For the first Plan Year of the Plan, each employee of the Company who: (a) as of the Effective Date holds the title of president of an operating company; or (b) for employees of Teledyne, Inc. who were participants in the Plan prior to July 9, 1998, received or is expected to receive Compensation during the applicable calendar year at least equal to the amount specified in Section 4.14(q)(1)(B) of the Code, as such amount is adjusted for such calendar year by the Secretary of the Treasury for increases in the cost of living.

                  2.10.3 For the first Plan Year in which employees of Allegheny Teledyne Incorporated and Allegheny Ludlum Corporation could have participated in the Plan, each employee of the Company who: (a) as of July 9, 1998 holds the title of president of an operating company; or
         (b) received or is expected to receive Compensation during calendar year 1998 at least equal to the amount specified in Section 4.14(q)(1)(B) of the Code, as such amount is adjusted for such calendar year by the Secretary of the Treasury for increases in the cost of living.

                  2.10.4 For any Plan Year beginning after December 1, 1998 which includes an employee's date of hire, each employee of the Company who: (a) as of the employee's date of hire holds the title of president of an operating company; or (b) receives Compensation during such Plan Year at least equal to $100,000. For purposes of this Section 2.10.4 only, Compensation shall include Salary that would be paid if the employee's Salary were paid for the full Plan Year, and shall include a Bonus, if any, that would have been paid at 100% of the target bonus amount for performance during said Plan Year.

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         2.11 "Fund" or "Funds" shall mean one or more of the mutual funds, investment portfolios or contracts selected by the Committee pursuant to Section 4.2.2.

         2.12 "Initial Election Period" shall mean the first thirty days of the first Plan Year during which an employee of the Company is an Eligible Employee or, in the case of an employee who is an Eligible Employee on his date of hire after the Effective Date, the first thirty days after such date of hire; provided, however, that the Initial Election Period for employees of Allegheny Teledyne Incorporated and Allegheny Ludlum Corporation on July 9, 1998 shall mean the period from July 9, 1998 through July 31, 1998, unless the Committee shall determine to extend such Initial Election Period to a date no later than August 30, 1998.

         2.13 "Insurable Participant" shall mean a Participant who satisfies underwriting standards for the issuance of life insurance determined by the insurance company selected by the Company to provide the pre-distribution death benefit described in Article 8.

         2.14 "Interest Rate" shall mean, for each Fund, an amount equal to the net rate, expressed as a percent, of gain or loss on the assets of such Fund during a month, reduced for calendar years beginning before December 31, 1998, with respect to Funds selected by Insurable Participants, by .0833 percent. If a Participant satisfied the definition of an Insurable Participant (as set forth in Section 2.14) prior to December 31, 1998 but at the time he becomes a Participant, but fails to satisfy such definition thereafter, the .0833 percent reduction described in the preceding sentence shall apply only to that portion of the net rate of gain or loss credited to the Participant's Account as:

                  (1) the Participant's Account balance on the last of the month in which such failure occurs bears to

                  (2) the Participant's Account balance on the last day of the month preceding the month for which such gain or loss is allocated.

                  Effective January 1, 1999, the Interest Rate shall be, for each Fund, the net rate, expressed as a percent, of gain or loss on the assets of such Fund for the applicable period.

         2.15 "Participant" shall mean any Eligible Employee who, prior to the Effective Date, has not announced his intention to retire and who (a) elects to defer Compensation in accordance with Section 4.1, or (b) has an account balance under the Prior Plan.

         2.16 "Payment Eligibility Date" shall mean the date selected by an Eligible Employee on his or her Deferred Election form with respect to compensation deferred for a given Plan Year, provided, however, (i) if a distribution is elected for after the applicable of the Participant's termination of employment or death, the Participant may choose only from the first day of the month following the end of the calendar quarter in which said termination occurs or in which occurs the fifth, tenth or fifteenth anniversary of such event and (ii) if a distribution is elected for prior to the applicable of the Participant's termination of employment or death, such election may not be made for a date before the end of the Plan Year which is three calendar years after the end

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of the Plan Year for which such election is made. In the event no election is made, the Payment Eligibility Date shall be the first day of the month following the end of the calendar quarter in which a Participant terminates employment or dies. A Participant receiving benefits under the Company's short-term disability plan or on an approved leave of absence shall not be deemed to have terminated employment for purposes of the Plan.

         2.17 "Plan" shall mean the Allegheny Technologies Incorporated Executive Deferred Compensation Plan as set forth herein, or as amended from time to time. The Plan was formerly known as the Allegheny Teledyne Incorporated Executive Deferred Compensation Plan which in turn was the successor plan to the Teledyne, Inc. Executive Deferred Compensation Plan.

         2.18 "Plan Year" shall mean the calendar year, except that the initial Plan Year shall be the period from the Effective Date through December 31, 1994 for employees of Teledyne, Inc. and its subsidiaries, and the initial Plan Year shall be the period from August 1, 1998 through December 31, 1998 for employees of Allegheny Teledyne Incorporated and Allegheny Ludlum Corporation.

         2.19 "Prior Plan" shall mean the nonqualified plan or arrangement maintained by the Company for deferral of bonuses prior to the Effective Date.

         2.20 "Retirement" shall mean the date as of which a Participant commences to receive a benefit under a pension plan maintained by the Company, the date as of which a Participant commences to receive disability benefits under the Company's long-term disability plan or, in the case of a Participant who is not entitled to benefits under the Company's long-term disability plan, the date the Committee determines is the first date the Participant satisfies the definition of disability set forth in that plan.

         2.21 "Salary" shall mean the base rate of pay that an employee is entitled to receive for services rendered to the Company.

3    Participation. An Eligible Employee who, prior to the Effective Date, has not announced his intention to retire shall become a Participant in the Plan on
(a) the first day of the first pay period for which he elects to defer a portion of his Compensation in accordance with Section 4.1, or (b) the Effective Date if he has an account balance under the Prior Plan.

4    Deferral Elections.

         4.1 Elections to Defer Compensation. For calendar years beginning on or after January 1, 1999, an Eligible Employee may elect to defer, in increments of 1% and subject to the limitation set forth herein, a portion of his or her Salary and, separately, a portion of his or her Bonus for the calendar year following the calendar year in which a written election, on a form approved by the Director of Human Resources or his or her designee, to defer Salary and/or Bonus is delivered to the Director of Human Resources or his or her designee. Each election to defer Salary and/or Bonus shall be effective for only the next succeeding calendar, shall expire on the last day of the calendar year next following its delivery and shall specify the Participant's

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elections as to distribution time and form from among those then permitted under the Plan. No election may be for less than 5% of the Salary or Bonus payment, respectively, and no election shall exceed an amount which would prevent the Eligible Employee from making required or elected contributions under employee benefit plans or to have required federal, state and local income or payroll tax payments made or such other amounts as determined appropriate by the Committee. An election to defer Salary or Bonus with respect to services rendered during a calendar year must be filed with the Director of Human Resources or his or her designee on or before December 1 of the preceding calendar year. For calendar years ending before January 1, 1999, deferrals shall be governed by the Plan as in effect as of that date.

                           4.1.2 Initial Election Period. Each Eligible Employee may elect to defer Compensation by filing with the Director of Human Resources or his or her designee an election, on a form provided by the Committee, no later than the last day of his or her Initial Election Period. An election to defer Compensation during the Initial Election Period shall be effective with respect to the Participant's Salary earned during the first pay period beginning after the election and with respect to the portion of the Participant's Bonus attributable to the portion of the calendar year following the election.

                           4.1.3 Elections other than Elections during the Initial Election Period. Subject to the limitations of Section 4.1.2.1 above, any Eligible Employee who fails to elect to defer Compensation during his or her Initial Election Period may subsequently elect to defer Compensation, and any Eligible Employee who has terminated a prior Salary deferral election may elect to again defer Salary, by filing with the Director of Human Resources or his or her designee an election, on a form provided by the Committee, to defer Compensation as described in Section 4.1.2.1 above. An election to defer Salary payable during a calendar year must be filed with the Director of Human Resources or his or her designee on or before December 1 of the preceding calendar year. An election to defer Bonus payable with respect to services rendered during a calendar year must be filed with the Director of Human Resources or his or her designee on or before December 1 of the preceding calendar year.

         4.2 Duration of Elections.

         4.2.1 Duration of Salary Deferral Election. Any Salary Deferral Election made under Section 4.1.2 or Section 4.1.3 shall remain in effect, notwithstanding any change in the Participant's Salary, until changed or terminated in accordance with the terms of this Section 4.2; provided, however, that such election shall terminate for any Plan Year for which the Participant is not an Eligible Employee. A Participant may increase, decrease or terminate his or her Salary deferral election with respect to Salary earned during a calendar year by filing a new election, in accordance with the terms of this Section 4.2, with the Director of Human Resources or his or her designee on or before December 1 of the preceding calendar year.

         4.2.2 Duration of Bonus Deferral Election. Any Bonus deferral election made under Section 4.1.2 or Section 4.1.3 shall be irrevocable and shall apply only to the Bonus

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         payable with respect to services performed during the calendar year for which the election is made. For each subsequent calendar year, an Eligible Employee must make a new election, subject to the limitations set forth in this Section 4.1, to defer a percentage of his or her Bonus. Such election shall be on forms provided by the Committee and shall be filed with the Director of Human Resources or his or her designee on or before December 1 of the calendar year preceding the calendar year in which the services that are to result in the Bonus are performed.

         4.2.3 Extension of Election Deadline. Notwithstanding the foregoing provisions of this Section 4.2, the Committee may extend the deadline for filing elections set forth herein from December 1 of a particular calendar year as the Committee shall determine. The Committee shall give notice of such extension to all Eligible Employees.

         4.3 Investment Elections.

                           4.3.1 Investment Options. The Committee shall select from time to time the types of mutual funds, investment portfolios underlying universal life products or contracts in which Participants' Accounts shall be deemed to be invested. At the time an Eligible Employee first becomes a Participant, the Participant shall file with the Director of Human Resources or his or her designee a form provided by the Committee designating which of such types of mutual funds, investment portfolios or contracts the Participant's Account shall be deemed to be invested in for purposes of determining the amount of earnings to be credited to such Account. In making the designation pursuant to this Section 4.2.1, the Participant may specify that all or any portion of his Account, designated in whole percentages, be deemed to be invested in one or more of the types of mutual funds, investment portfolios or contracts selected by the Committee. A Participant may change monthly the designation made under this Section 4.2.1 by filing with the Director of Human Resources or his or her designee an election, on a form provided by the Committee, at any time during a month, with such change to be effective as of the first day of the month immediately succeeding the date on which such form is filed. If a Participant fails to elect a type of fund under this Section 4.2.1, any prior election shall remain in effect or, if there is no prior election of types of funds, any deferral election made by the Participant shall be void. If a Participant who receives allocations to his Account only pursuant to Sections 5.3 and 5.4 fails to elect a type of fund under this Section 4.2.1, he shall be deemed to have elected the fund or contract designated by the Committee as the default fund.

                           4.3.2 Committee Selection of Funds. Although the Participant may designate the type of mutual funds, investment portfolios or contracts pursuant to Section 4.2.1, the Committee shall select from time to time, in its sole discretion, a commercially available fund, portfolio or contract of each of the types selected pursuant to Section 4.2.1 to be the Funds. The Interest Rate of each such Fund shall be used to determine the amount of earnings to be credited to Participants' Accounts under Section 5.4.

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5    Participant Accounts. The Committee shall establish and maintain an Account for each Participant under the Plan. Each Participant's Account shall be further divided into separate subaccounts ("subaccounts"), each of which corresponds to a mutual fund, investment portfolio or contract elected by the Participant in accordance with Section 4.2. A Participant's Account shall be credited as follows:

         5.1 Salary Credits. As of the last day of each month, the Committee shall credit the subaccounts of the Participant's Account with an amount equal to Salary deferred by the Participant during each pay period ending in that month in accordance with the Participant's election under Section 4.2; that is, the portion of the Participant's deferred Salary that the Participant has elected to be deemed to be invested in a certain type of Fund shall be credited to the subaccount corresponding to that Fund.

         5.2 Bonus Credits. As of the last day of the month in which the Bonus is payable, the Committee shall credit the subaccounts of the Participant's Account with an amount equal to the portion of the Bonus deferred by the Participant in accordance with the Participant's election under Section 4.2; that is, the portion of the Participant's deferred Bonus that the Participant has elected to be deemed to be invested in a particular type of Fund shall be credited to the subaccount corresponding to that Fund.

         5.3 Prior Plan Credits. As of the Effective Date, the Committee shall credit the subaccounts of the Participant's Account with an amount equal to 25 percent of the Participant's account balance under the Prior Plan as of the Effective Date. As of September 1 of each of the following years, the Committee shall credit the subaccounts of the Participant's Account with an amount equal to the percentage set forth below of the Participant's account balance under the Prior Plan as of such date:

                           1995             33-1/3
                           1996             50
                           1997             100

Notwithstanding the foregoing, as of a Participant's Payment Eligibility Date prior to September 1, 1997, the Committee shall credit the subaccounts of the Participant's Account with an amount equal to any unpaid balance then remaining in the Participant's account under the Prior Plan.

         5.4 Earnings Credits. As of the last day of each month in which any amount remains credited to a Participant's Account, each subaccount of a Participant's Account shall be credited with earnings in an amount equal to that determined by multiplying the balance credited to such subaccount as of the last day of the preceding month by the Interest Rate for that month for the corresponding Fund selected by the Company pursuant to Section 4.2.2.

6    Vesting. A Participant's Account shall be 100 percent vested at all times.

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7    Distributions.

         7.1 Amount and Time of Distribution.

                           7.1.1 Payment as of Payment Eligibility Date. Each Participant (or, in the case of his death, his Beneficiary) shall be entitled to receive a distribution of benefits under this Plan as soon as practicable following his Payment Eligibility Date. The amount payable to a Participant shall be the amount credited to the Participant's Account as of his Payment Eligibility Date.

                           7.1.2 Payment Prior to Payment Eligibility Date. A Participant may elect by filing with the Director of Human Resources or his or her designee a form substantially as set forth in Exhibit "B" attached hereto to receive an amount equal to ninety percent of his Account balance at any time prior to his Payment Eligibility Date. If the Participant makes an election described in this Section 7.1.2: the balance of the Participant's Account not distributed to the Participant shall be forfeited to the Company; the amount to which he is entitled under this Section 7.1.2 shall be distributed to the Participant in a single lump sum within thirty days following such election; the Participant shall be prohibited from participating in the Plan for the balance of the Plan Year in which this distribution is made and the following Plan Year; and any elections previously made pursuant to
         Article 4 of this Plan shall cease to be effective.

         7.2 Form of Distribution.

                           7.2.1 Pre-Retirement Distributions. If a
         Participant's Payment Eligibility Date occurs prior to the date of his termination of employment or Retirement, the Participant's Account shall be paid to such Participant in the form of a single lump sum.

                           7.2.2 Post-Retirement Distributions. If a
         Participant's Payment Eligibility Date occurs on or after the date of his termination of employment or Retirement, the Participant's Account shall be paid to such Participant or, in the event of the Participant's death on or after his Payment Eligibility Date, his Beneficiary in the form of sixty quarterly installments. Such installment payments shall commence on the Participant's Payment Eligibility Date or as soon thereafter as is practicable and shall continue on the first day of each of the 59 calendar quarters thereafter.

                           7.2.3 Election of Optional Form of Distributions. Notwithstanding the provisions of Section 7.2.2, a Participant whose Payment Eligibility Date occurs on or after the date of his termination of employment or Retirement may elect to receive distribution of his Account balance in a single lump sum, twenty quarterly installments, forty quarterly installments or sixty quarterly installments provided that at least one year prior to his Payment Eligibility Date, the Director of Human Resources or his or her

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         designee receives from the Participant a notice, in substantially the form of Exhibit "C" attached hereto, that the Participant elects to receive payment in one of such optional forms. Any such payment shall be made or commence to be made as of the Participant's Payment Eligibility Date. Any election made pursuant to this Section 7.2.3 may be revoked by filing notice of such revocation with the Director of Human Resources or his or her designee on or before the date which is one year prior to the Participant's Payment Eligibility Date.

                           7.2.4 Method for Calculating Installments. If a Participant or Beneficiary receives payment of his Account balance in installments pursuant to Section 7.2.2 or 7.2.3, the amount of each quarterly installment payable during the Plan Year which includes the Participant's Payment Eligibility Date shall equal the Participant's Account balance on the Payment Eligibility Date divided by the total number of installments the Participant or Beneficiary is scheduled to receive. The amount of each quarterly installment payable during each succeeding Plan Year, other than the last Plan Year in which the Participant or Beneficiary receives installment payments under the Plan, shall equal the Participant's Account balance on September 30 of the preceding Plan Year divided by the number of installments remaining to be paid after the last day of such preceding Plan Year. The amount of each quarterly installment payable during the last Plan Year in which the Participant or Beneficiary receives installment payments under the Plan shall equal the Participant's Account balance on the last day of the second preceding calendar quarter divided by the number of installments remaining to be paid after the last day of the preceding calendar quarter, except that the final quarterly installment shall be equal to the remaining balance in the Participant's Account.

                           7.2.5 Small Account Balances. Notwithstanding any other provision of this Section 7.2, if a Participant's Account balance on his Payment Eligibility Date is $10,000 or less, such Account balance shall be paid in a single lump sum. For calendar years beginning on or after January 1, 1999, $30,000 shall be substituted for $10,000 in the preceding sentence.

8    Pre-Distribution Death Benefit.

         8.1 Amount of Benefit. The Company shall own and maintain one or more life insurance policies on the life of each Insurable Participant (collectively, the "Policy") each with a death benefit no less than the death benefit payable under this Section 8.1. Until an employee of the Company (other than a Participant who has already been determined not to be an Insurable Participant) completes an application for the Policy, any deferral elections made by the employee pursuant to Article 4 hereof shall be void. If an Insurable Participant shall die at least sixty days following the first day of the month in which allocations pursuant to Article 5 of the Plan are first made to his Account and prior to his Payment Eligibility Date, his Beneficiary shall receive directly from the insurance company issuing the Policy in a single lump sum an amount equal the lesser of (a) or (b), where (a) equals the greatest of (i) the amount of insurance coverage in effect on December 31, 1998, (ii) the Participant's Account balance as of a relevant time or (iii) $1,000,000 and (b) equals the greater of: (i) ten times the amounts allocated to the Insurable

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Participant's Account pursuant to Sections 5.1 and/or 5.2 during the first twelve months in which the Insurable Participant receives allocations to his Account; or (ii) two times the Insurable Participant's Account balance as of his date of death if the Insurable Participant has not attained age 56 at the date of death or, if the Insurable Participant is age 56 or older at death, 1.5 times the Insurable Participant's Account balance as of his date of death.

         8.2 Other Rules.

                  8.2.1 Reduction of Account Balance. Notwithstanding anything contained herein to the contrary, any benefits otherwise payable with respect to an Insurable Participant under this Plan shall be reduced by the value of benefits received by the Insurable Participant's Beneficiary under the Policy.

                  8.2.2 Death on or After Payment Eligibility Date. If an Insurable Participant shall die on or after his Payment Eligibility Date, his Beneficiary shall receive no benefits under the Policy and any death benefits thereunder shall be paid to the Company.

                  8.2.3 Effect of Account Distribution Prior to Payment Eligibility Date. If an Insurable Participant receives a distribution pursuant to Section 7.1.2, for purposes of Section 8.1.1, the first twelve months in which he receives allocations to his Account shall be deemed to be the first Plan Year after such distribution in which he receives allocations under Section
5.1 or 5.2 and, for purposes of Section 8.1.2, the Insurable Participant's Account shall include only amounts allocated to the Insurable Participant's Account following such distribution and prior to his date of death.

                  8.2.4 Death Prior to Eligibility for Pre-Distribution Death Benefit. If a Participant should die before completing the sixty-day eligibility period for the pre-distribution death benefit set forth in Section 8.1, his Beneficiary shall receive only the balance in the Participant's Account as of the Participant's Payment Eligibility Date.

                  8.2.5 Failure to Remain Insurable. Notwithstanding the foregoing provisions of this Article 8, if a Participant satisfies the definition of an Insurable Participant (as set forth in Section 2.14) at the time he becomes a Participant, but fails to satisfy such definition thereafter, the pre-distribution death benefit payable to the Participant's Beneficiary shall equal the lesser of:


                    (1) the pre-distribution death benefit determined under the foregoing provisions of this Article 8; or

                    (2) the death benefit under the Policy payable to the Participant's Beneficiary at the time the Participant fails to satisfy the definition of an Insurable Participant.

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9    Administration.

         9.1 Committee Action. The Plan shall be administered by the Committee, consisting of at least three members, appointed by and holding office at the pleasure of the Personnel and Compensation Committee of the Board of Directors of the Company or, in the absence of a specific designation by the Personnel and Compensation Committee of the Board of Directors of the Company, the Plan Administrative Committee of the Company as then constituted. The Committee shall act at meetings by an affirmative vote of a majority of the members of the Committee. Any action permitted to be taken at a meeting may be taken without a meeting if a written consent to the action is signed by all members of the Committee and such written consent is filed with the minutes of the proceedings of the Committee. A member of the Committee shall not vote or act upon any matter which relates solely to himself as a Participant. The Chairman or any other member or members of the Committee designated by the Chairman may execute any certificate or other written direction on behalf of the Committee.

         9.2 Powers and Duties of the Committee. The Committee, on behalf of the Participants and their Beneficiaries, shall enforce the Plan in accordance with its terms, shall be charged with the general administration of the Plan, and shall have all powers necessary to accomplish its purposes, including, but not by way of limitation, the following:

                    9.2.1 To determine all questions relating to the eligibility of employees to participate;

                    9.2.2 To construe and interpret the terms and provisions of this Plan;

                    9.2.3 To compute and certify to the amount and kind of benefits payable to Participants and their Beneficiaries;

                    9.2.4 To maintain all records that may be necessary for the administration of the Plan;

                    9.2.5 To provide for the disclosure of all information and the filing or provision of all reports and statements to Participants, Beneficiaries or governmental agencies as shall be required by law;

                    9.2.6 To make and publish such rules for the regulation of the Plan and procedures for the administration of the Plan as are not inconsistent with the terms hereof; and

                    9.2.7 To appoint a plan administrator or, any other agent, and to delegate to such person such powers and duties in connection with the administration of the Plan as the Committee may from time to time prescribe.

         9.3 Construction and Interpretation. The Committee shall have full discretion to construe and interpret the terms and provisions of this Plan, which interpretation or construction shall be final and binding on all parties, including but not limited to the Company and any Participant or Beneficiary. The Committee shall administer such terms and provisions in a uniform and nondiscriminatory manner and in full accordance with any and all laws applicable to the Plan.

         9.4 Information. To enable the Committee to perform its functions, the Company shall supply full and timely information to the Committee on all matters relating to the Compensation of all Participants, their death or other cause of termination, and such other pertinent facts as the Committee may require.

         9.5 Compensation, Expenses and Indemnity.

                  9.5.1 The members of the Committee shall serve without compensation for their services hereunder.

                  9.5.2 The Committee is authorized at the expense of the Company to employ such legal counsel as it may deem advisable to assist in the performance of its duties hereunder. Expenses and fees in connection with the administration of the Plan shall be paid by the Company.

                  9.5.3 The Company shall indemnify and save harmless the Committee and each member thereof, and the Chief Financial Officer, the Director of Human Resources or his or her designee, and any delegate of the Committee who is an employee of the Company against any and all expenses, liabilities and claims, including legal fees to defend against such liabilities and claims, arising out of their discharge of responsibilities under or incident to the Plan, other than expenses and liabilities arising out of willful misconduct. This indemnity shall not preclude such further indemnities as may be available under insurance purchased by the Company or provided by the Company under any bylaw, agreement or otherwise, as such indemnities are permitted under applicable law.

         9.6 Quarterly Statements. Under procedures established by the Committee, a Participant shall receive quarterly statements with respect to such Participant's Account.

10    Miscellaneous.

         10.1 Unsecured General Creditor. Participants and their Beneficiaries, heirs, successors, and assigns shall have no legal or equitable rights, claims, or interest in any specific property or assets of the Company. No assets of the Company shall be held in any way as collateral security for the fulfilling of the obligations of the Company under this Plan. The Company's obligation under the Plan shall be merely that of an unfunded and unsecured promise of the Company to pay money in the future, and the rights of the Participants and Beneficiaries shall be no greater than those of unsecured general creditors. The Plan is intended to be unfunded for tax purposes and for purposes of Title I of ERISA.

         10.2 Restriction Against Assignment. The Company shall pay all amounts payable hereunder only to the person or persons designated by the Plan and not to any other person or corporation. No part of a Participant's Account shall be liable for the debts, contracts, or engagements of any Participant, his Beneficiary, or successors in interest, nor shall a Participant's Account be subject to execution by levy, attachment, or garnishment or by any other legal or equitable proceeding, nor shall any such person have any right to alienate, anticipate, commute, pledge, encumber, or assign any benefits or payments hereunder in any manner whatsoever.

         10.3 No Right to Continued Employment. Neither an employee's participation in the Plan, nor his rights to his Account shall confer upon such employee any right with respect to continuance of employment by or receipt of Bonuses from the Company, nor shall such items interfere in any way with the right of the Company to terminate such employee's employment or alter such employee's Compensation at any time.

         10.4 Withholding. There shall be deducted from each payment made under the Plan or, if such payment is not large enough, from any other funds payable to the Participant, all taxes which the Company determines are required to be withheld with respect to such payment under the Plan. The Company shall have the right to reduce any payment by the amount of cash sufficient to provide the amount of said taxes.

         10.5 Amendment, Modification, Suspension or Termination. The Committee may at any time amend, modify, suspend or terminate the Plan in whole or in part, subject to ratification by the Personnel and Compensation Committee of the Company's Board of Directors, except that no amendment, modification, suspension or termination shall reduce any amounts then credited to a Participant's Account. The Company shall provide notice of such action to all Participants and Beneficiaries of deceased Participants. In the event that one or more subsidiaries of the Company are spun off to shareholders of the Company and a spun off company agrees to sponsor a plan substantially similar to this Plan, the Company may, in its discretion, cause a transfer of all, but not less than all, liabilities with respect to employees of such new company to the new plan adopted by that new company and, upon such transfer, the Company shall be released of liability with respect to employees of the new company with respect to whom liabilities have been transferred.

         10.6 Governing Law. Except to the extent that it is preempted by federal law, this Plan shall be construed, governed and administered in accordance with the laws of the State of Delaware.

         10.7 Receipt or Release. Any payment to a Participant or the Participant's Beneficiary in accordance with the provisions of the Plan, including but not limited to any payment from an insurance company, shall, to the extent thereof, be in full satisfaction of all claims under the Plan against the Committee and the Company. Any payment, whether by the Company or an insurance company, to a Participant or the Participant's Beneficiary of an amount described in Section 5.3 shall, to the extent thereof, be in full satisfaction of all claims to such amount which the Participant or his Beneficiary or any beneficiary designated in accordance with the Prior Plan may have against the Company or any other person under the Prior Plan. The Committee may require such Participant or Beneficiary, as a condition precedent to such payment, to execute a receipt and release to such effect.

         10.8 Payments on Behalf of Minors. In the event that any amount becomes payable under the Plan to a minor or a person who, in the sole judgment of the Committee, is considered by reason of physical or mental condition to be unable to give a valid receipt therefore, the Committee may direct that such payment be made only to the conservator or the guardian of the estate of such person appointed by a court of competent jurisdiction or such other person or in such other manner as the Committee determines is necessary to assure that the payment will legally discharge the Plan's obligation to such person. Any payment made pursuant to such determination shall constitute a full release and discharge of the Committee and the Company.

         10.9 Miscellaneous. All pronouns and any variations thereof contained herein shall be deemed to refer to masculine or feminine, singular or plural, as the identity of the person or persons may require. The headings used in this Plan are for convenience only and shall not be construed in interpreting this Plan.

EXHIBIT A
BENEFICIARY DESIGNATION

         I hereby designate the following individual or entity to receive any benefits to which I am entitled under the Allegheny Technologies Incorporated Executive Deferred Compensation Plan if such benefits become payable after my death:

Name:
Address:
Relationship:
Social Security or Tax Identification Number:


I understand and acknowledge that if I am married on the date of my death and I have designated above someone other than the individual who is my spouse on the date of my death, such designation shall not be effective unless my spouse consents in writing as set forth on the following page in the presence of a notary.

Date                                       Signature



                                           Printed Name

SPOUSAL CONSENT TO BENEFICIARY DESIGNATION

         I am the spouse of _____________________. I hereby consent to the designation made by my spouse of ____________________ as the beneficiary under the Allegheny Technologies Incorporated Executive Deferred Compensation Plan. I understand that this consent is valid only with respect to the naming of the beneficiary indicated on the prior page and that the designation of any other beneficiary will not be valid unless I consent in writing to such designation.

         This consent is being voluntarily given, and no undue influence or coercion has been exercised in connection with my consent to the designation made by my spouse of the beneficiary named on the prior page rather than myself as the beneficiary under the Allegheny Technologies Incorporated Executive Deferred Compensation Plan.

Date                                       Spouse's Signature



                                           Print Spouse's Name

State of __________________

County of__________________

         On __________ (date) before me _______________(name, title) personally appeared ___________________________ (name of spouse)

                                 personally known to me (or)

                                 proved to me on the basis of
                                 satisfactory evidence

to be the person whose name is subscribed to the within instrument and acknowledged to me that he/she executed the same in his/her authorized capacity, and that by his/her signature on the instrument the person executed the instrument.

         WITNESS my hand and official seal.

                                           Signature of Notary

EXHIBIT B
DISTRIBUTION PRIOR TO PAYMENT ELIGIBILITY DATE

         Pursuant to Section 7.1.2 of the Allegheny Technologies Incorporated Executive Deferred Compensation Plan (the "Plan"), I hereby elect to receive distribution of ninety percent (90%) of my account balance under the Plan within thirty days of the receipt of this election by the Director of Human Resources or his or her designee of Allegheny Technologies Incorporated.

         I understand and acknowledge that as a result of this election:

         1. The balance of my account under the Plan not distributed to me shall be forfeited to Allegheny Technologies Incorporated;

         2. I shall be prohibited from participating in the Plan for the balance of the Plan Year in which this distribution is made and the following Plan Year;

         3. Any deferral elections previously made pursuant to Article 4 of the Plan shall cease to be effective; and

         4. The pre-distribution death benefit provided under the Plan shall cease to be available to my beneficiary following this distribution. If I resume participation in the Plan to the extent permitted by the Plan in accordance with paragraph 2 above, my beneficiary may again be eligible to receive a death benefit under the Plan but such death benefit shall be computed only with respect to allocations to my account under the Plan following such distribution and prior to my date of death.

Date                                       Signature



                                           Printed Name

                                           Received by Allegheny Technologies
                                           Incorporated

                                           on

                                           by

EXHIBIT C
ELECTION OF FORM OF DISTRIBUTION

         Pursuant to Section 7.2.3 of the Allegheny Technologies Incorporated Executive Deferred Compensation Plan (the "Plan"), I hereby notify Allegheny Technologies Incorporated that instead of receiving distribution of my Account balance under the Plan in sixty quarterly installments, I hereby elect that my Account balance under the Plan be paid to me in one of the following forms:

                           forty quarterly installments;

                           twenty quarterly installments; or

                           a single lump sum.

         I understand that in order for this election to be effective:

         1. This notice must be received by Allegheny Technologies Incorporated, c/o the Director of Human Resources or his or her designee, 1000 Six PPG Place, Pittsburgh, Pennsylvania 15222-5479, at least one year prior to my Payment Eligibility Date; and

         2. My Payment Eligibility Date, as that term is defined in the Plan, must occur on or after the date as of which I commence to receive a benefit under a pension plan maintained by Allegheny Technologies Incorporated or a subsidiary, the date as of which I commence to receive disability benefits under the long-term disability plan of Allegheny Technologies Incorporated or a subsidiary, or, if I am not entitled to benefits under the long-term disability plan of Allegheny Technologies Incorporated or a subsidiary, the date the Administrative Committee of the Plan determines is the first date I satisfy the definition of disability set forth in such disability plan.

Date                                       Signature

                                           Printed Name

Received by Allegheny Technologies
   Incorporated

                                           on

                                           by